Exhibit 99.1

Ecology and Environment, Inc.
368 Pleasant View Drive
Lancaster, New York  14066

The Special Committee of
Ecology and Environment, Inc.

February 17, 2016

Justin C. Jacobs
Management Committee Director
Mill Road Capital
382 Greenwich Ave
Suite One
Greenwich, CT 06830

Dear Mr. Jacobs:

Thank you and the rest of your team at Mill Road Capital (“Mill Road”) for taking the time to meet with us on January 14, 2016, with respect to Ecology and Environment, Inc. (the “Company”).

Although many of our significant Class B holders had indicated that they were not interested in a transaction with Mill Road, we thought it was important to meet with you and understand your view as to value.  We subsequently discussed your offer with Class B holders representing a majority of the outstanding voting interest for all of the Company’s common stock to gauge their interest in a potential transaction.

Not one of those Class B holders is interested in a transaction with Mill Road.  As a result, after consulting with Akin Gump Strauss Hauer & Feld (counsel to the Special Committee), we believe it would be a waste of corporate assets to have continued discussions with Mill Road at this time.

While we do not intend to pursue this matter further, we appreciate your interest in the Company and look forward to continued constructive dialog with you in the future.

Sincerely,

/s/ Michael S, Betrus		/s/ Michael R. Cellino, M.D.
Michael S. Betrus	and	Michael R. Cellino, M.D.,
Director		Director

Cc:	The Ecology and Environment, Inc. Board of Directors
Gerard A. Gallagher, III, CEO